Exhibit 99.1
Viragen to Submit Compliance Plan to AMEX
PLANTATION, FLORIDA – September 22, 2005 – Viragen, Inc. (AMEX: “VRA”) today announced that it received a deficiency letter from the American Stock Exchange (Amex) dated September 20, 2005, advising that the Company is not in compliance with the Exchange’s continued listing requirements. Specifically, Viragen is not in compliance with Section 1003(a)(ii) of the Amex Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years and Section 1003(a)(iii) with stockholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.
Viragen will submit a plan to Amex which will outline actions designed to bring the Company back into compliance. The Company expects to submit this plan on or before October 20, 2005, and otherwise comply with all requirements set forth by Amex. Final approval of this plan is at the discretion of Amex.
About Viragen, Inc.:
With global operations in the U.S., Scotland and Sweden, Viragen is a biotechnology company engaged in the research, development, manufacture and commercialization of pharmaceutical proteins for the treatment of viral diseases and cancers. Our product portfolio includes: Multiferon® (multi-subtype, natural human alpha interferon) targeting a broad range of infectious and malignant diseases; and humanized monoclonal antibodies targeting specific antigens over-expressed on many types of cancers. We are also pioneering the development of Avian Transgenic Technology as a revolutionary manufacturing platform for the large-scale, efficient and economical production of human therapeutic proteins and antibodies.
For more information, please visit: http://www.Viragen.com
Viragen, Inc. Corporate Contact:
Douglas Calder, Director of Communications
Phone: (954) 233-8746; Fax: (954) 233-1414
E-mail: dcalder@viragen.com
The foregoing press announcement contains forward-looking statements that can be identified by such terminology such as “expect”, “potential”, “suggests”, “may”, “should”, “could” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management’s expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the Company’s ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.